Exhibit 3.19

CERTIFICATE OF INCORPORATION

OF

CIVIA, INC.

ARTICLE 1. NAME

The name of this corporation is Civia, Inc.

ARTICLE 2. REGISTERED OFFICE AND AGENT

The address of the initial registered office of this corporation is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE 3. PURPOSES

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4. SHARES

The total authorized stock of this corporation shall consist of 60,000,000 shares of common stock having a par value of $0.001 per share and 40,000,000 shares of preferred stock having a par value of $0.001 per share. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by Delaware General Corporation Law in respect of any class or classes of stock or any series of any class of stock of the corporation.

ARTICLE 5. INCORPORATOR

The name and mailing address of the incorporator are as follows:

R. Scott Herrmann

600 University Street, Suite 1525

Seattle, WA 98101-3185

ARTICLE 6. DIRECTORS

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

William Becker	9636 SE Shoreland Drive Bellevue, WA 98004

Helene Dahlander	10999 NES. Beach Drive Bainbridge Island, WA 98110

Barry Chasnoff	202 Parklane Drive San Antonio, TX 78212

William W. Krippaehne, Jr.	600 University Street, Suite 1525 Seattle, WA 98101

Warren Spector	600 University Street, Suite 1525 Seattle, WA 98101

Kirk Anderson	600 University Street, Suite 1525 Seattle, WA 98101

Mel Martin	600 University Street, Suite 1525 Seattle, WA 98101

John S. Calvert	600 University Street, Suite 1525 Seattle, WA 98101

David D. Hillard	600 University Street, Suite 1525 Seattle, WA 98101

ARTICLE 7. BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws for this corporation.

ARTICLE 8. ELECTION OF DIRECTORS

Written ballots are not required in the election of directors.

ARTICLE 9. PREEMPTIVE RIGHTS

Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE 10. CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 11. AMENDMENTS TO CERTIFICATE OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation.

ARTICLE 12. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 12 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 13. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The corporation expressly elects not to be governed by section 203(a) of Title 8 of the Delaware General Corporation Law.

I, R. Scott Herrmann, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly I have hereunto set my hand this 31st day of December, 2001.

/s/ R. Scott Herrmann
R. Scott Herrmann, Incorporator

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